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                                                                       EXHIBIT 6



                          RESOLUTION OF THE DIRECTORS
                                      OF
                       WALSH COMMUNICATIONS GROUP, INC.


     The following Resolutions were adopted by the Directors of Walsh Communications Group, Inc. on the 4th day of May, 1990.

     RESOLVED, that the Articles of Incorporation be amended to change Article 1, the Name of the corporation to AVE, INC. It is further

     RESOLVED that the Officers and Directors take such action as is necessary to amend the Articles of Incorporation.




                                       WALSH COMMUNICATIONS GROUP, INC.